Exhibit 3.1
AMENDED AND RESTATED BYLAWS
OF
MARSH & MCLENNAN COMPANIES, INC.
RESTATED AS LAST AMENDED
JANUARY 12, 2017

TABLE OF CONTENTS

i

AMENDED AND RESTATED BYLAWS
OF
MARSH & MCLENNAN COMPANIES, INC.
(the “Corporation”)
ARTICLE I
OFFICES AND RECORDS
SECTION 1.01.    Offices. The principal office of the Corporation in the State of Delaware shall be at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and The Corporation Trust Company shall be the resident agent of the Corporation in charge thereof. The Corporation may also have such other offices at such other places as the Board of Directors of the Corporation (the “Board”) may determine or the business of the Corporation may require.
SECTION 1.02.    Records. The books and records of the Corporation may be kept within or without the State of Delaware, as the Board may determine or the business of the Corporation may require.
ARTICLE II
MEETINGS OF THE STOCKHOLDERS
SECTION 2.01.    Place of Meetings. Meetings of the stockholders of the Corporation shall be held at such place as the Board may determine.
SECTION 2.02.    Annual Meetings. The annual meeting of the stockholders of the Corporation shall be held on the third Thursday of May in each year, or such other day as may be determined by the Board, at such time and place as the Board may determine. At the annual meeting, the stockholders shall elect directors and transact any other business authorized or required to be transacted by the stockholders pursuant to law, the Restated Certificate of Incorporation of the Corporation (including any future amendments or restatements thereof, the “Certificate of Incorporation”) or these Bylaws.
SECTION 2.03.    Special Meetings.
(A)    Except as otherwise provided by law, and subject to the rights of the holders of any series or class of capital stock other than common stock of the Corporation, special meetings of the stockholders of the Corporation may be called by the Chairman of the Board (the “Chairman”), the Lead Director (as defined in Section 4.03) (if applicable) or the Secretary of the Corporation (the “Secretary”) as directed by a resolution of the Board.
(B)    A special meeting of stockholders shall be called by the Secretary at the written request (a “Special Meeting Request”) of holders of record of at least 20% of the voting power of the outstanding common stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting (the “Requisite Percentage”). A Special Meeting Request to the Secretary shall be signed by each stockholder requesting the special meeting (each, a “Requesting Stockholder”) and shall be accompanied by a notice setting forth the information required by Section 3.01(B)(iii). Requesting Stockholders who collectively hold at least the Requisite Percentage on the date the Special Meeting Request is submitted to the Secretary must: (i) continue to hold at least the number of shares of common stock set forth in the Special Meeting Request with respect to each such Requesting Stockholder through the date of the special meeting and (ii) submit a written certification (an “Ownership Certification”) confirming the continuation of such holdings on the business day immediately preceding the special meeting, which Ownership Certification shall include the information required by Section 3.01(B)(iii)(a) as of the date of such special meeting with respect to each such Requesting Stockholder.
(C)    A special meeting called pursuant to Section 2.03(A) or Section 2.03(B) shall be held at such date, time and place as may be fixed by the Board in accordance with these Bylaws; provided, however, that the date of any special meeting called pursuant to Section 2.03(B) shall not be more than 90 days after a Special Meeting Request that satisfies the requirements of this Section 2.03 is received by the Secretary.
(D)    Notwithstanding the foregoing provisions of this Section 2.03, a special meeting requested by stockholders pursuant to Section 2.03(B) shall not be held if (i) the Special Meeting Request does not comply with this Section 2.03; (ii) the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law; (iii) the Special Meeting Request is received by the Corporation during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting; (iv) an annual or special meeting of stockholders that included a substantially similar item of business (“Similar Business”) (as determined in good faith by the Board) was held not more than 120 days before the Special Meeting Request was received by the Secretary; (v) the Board has called or calls for an annual or special meeting of stockholders to be held within 90 days after the Special Meeting Request is received by the Secretary and the Board determines in good faith that the business to be conducted at such meeting includes the Similar Business; or (vi) such Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other applicable law. For purposes of this Section 2.03(D), the nomination, election or removal of directors shall be deemed to be Similar Business with respect to all items of business involving the nomination, election or removal of directors, changing the size of the Board and filling of vacancies or newly created directorships resulting from any increase in the authorized number of directors.
(E)    Any Requesting Stockholder may revoke such stockholder’s participation in a Special Meeting Request at any time by written revocation delivered to the Secretary and if, following any such revocation, there are outstanding un-revoked requests from stockholders holding less than the Requisite Percentage in accordance with this Section 2.03, the Board may, in its discretion, cancel the special meeting. If none of the Requesting Stockholders appears or sends a duly authorized agent to present the business to be presented for consideration that was specified in the Special Meeting Request, or if the Ownership Certification does not satisfy the requirements set forth in Section 2.03(B), the Corporation need not present such business for a vote at such special meeting.
(F)    Business conducted at a special meeting requested by stockholders pursuant to Section 2.03(B) shall be limited to the matters described in the applicable Special Meeting Request; provided that nothing herein shall prohibit the Board from submitting matters to the stockholders at any such special meeting requested by stockholders.
SECTION 2.04.    Notice of Meeting. Except as otherwise provided by law, in connection with any meeting of stockholders, the Corporation shall prepare and deliver in the name of the Corporation a notice (a “Notice of Meeting”) stating the place, day and hour of the meeting, the means of remote communication, if any, and, in the case of a special meeting, the purpose(s) for which the meeting is called. Business transacted at any special meeting shall be limited to the purposes stated in the Notice of Meeting. The Corporation shall deliver the Notice of Meeting at least 10 but not more than 60 days before the date of the meeting, either personally, by mail or, to the extent and in the manner permitted by law, electronically, to each stockholder of record entitled to vote at such meeting. Any previously scheduled meeting of stockholders may be postponed, and (except as otherwise provided by law or the Certificate of Incorporation) any special meeting of stockholders may be canceled, by resolution of the Board upon Public Announcement (as defined in Section 3.01(B)(iv)) of such postponement or cancellation prior to the scheduled time of such meeting.
SECTION 2.05.    Fixing of Record Date. In order to determine the stockholders entitled to receive the Notice of Meeting related to, or to vote at, any meeting of stockholders (or any adjournment thereof), the Board may fix a record date before the date of the meeting; provided, that if no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be 5:00 p.m. Eastern Time on the day next preceding the day on which the Notice of Meeting is given or, if notice is waived, 5:00 p.m. Eastern Time on the day next preceding the day on which the meeting is held. Such date shall be the record date for determining the stockholders entitled to vote at the meeting, unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, that the Board may fix a new record date for the adjourned meeting.
SECTION 2.06.    Quorum and Adjournment. Except as otherwise provided by law or the Certificate of Incorporation, the holders of a majority of the voting power of the Voting Stock (as defined below), present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders (except that if specified business is to be voted on by a class or series voting as a class, the holders of a majority of the voting power of the shares of such class or series so present or represented shall constitute a quorum for the transaction of such business). The chairman of the meeting or the holders of a majority of the voting power of the Voting Stock so present or represented may adjourn the meeting from time to time, whether or not there is such a quorum (or, in the case of specified business to be voted on by a class or series voting as a class, the chairman of the meeting or the holders of a majority of the voting power of the shares of such class or series so present or represented may adjourn the meeting with respect to such specified business). No notice of the time and place of adjourned meetings need be given except as required by law. At any adjourned meeting at which a quorum exists, any business may be transacted that might have been transacted at the meeting as originally called. “Voting Stock” means the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.
SECTION 2.07.    Voting. At a meeting of stockholders, each stockholder entitled to vote in accordance with the Certificate of Incorporation and these Bylaws shall be entitled to one vote, in person or by proxy, for each share of common stock entitled to vote held by such stockholder; other shares of capital stock of the Corporation shall have such voting rights as provided by law or the Certificate of Incorporation.
(A)    Proxies and Ballots. Each stockholder entitled to vote at a meeting of stockholders may, to the extent permitted by law, authorize one or more other persons to act for such stockholder, by means of a proxy delivered to the Secretary or other duly designated representative of the Corporation, including by any means of electronic communication permitted by law; provided, that no proxy shall be voted after three years from its date unless such proxy provides by its terms for a longer period of validity. The vote on any matter at a meeting of stockholders, including the election of directors, shall be by written ballot. Each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, and shall state the number of shares being voted.
(B)    Broker Non-Votes and Abstentions. For purposes of these Bylaws, shares represented in person or by proxy, including broker non-votes (as defined below) and shares that abstain with respect to one or more proposals, shall be counted for purposes of determining whether a quorum is present at a meeting of stockholders. Except as may otherwise be provided by law, abstentions (but not broker non-votes) will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to a particular matter, but will not be counted as votes cast on such matter. A “broker non-vote” occurs if a broker or nominee holding shares in “street name” indicates on the proxy that it does not have discretionary authority to vote on a particular matter.
(C)    Voting Standards.
(i)    Election of Directors. A nominee for election as a director of the Corporation shall be elected if the number of votes cast “for” such nominee’s election exceeds the number of votes cast “against” such nominee’s election; provided, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which the number of director nominees exceeds the number of directors to be elected (a “contested election”). A contested election shall be deemed to exist at any meeting of stockholders for which (a) the Secretary receives notice, in compliance with the requirements of Article III of these Bylaws, that a stockholder has nominated a person for election to the Board at such meeting and (b) such nomination has not been withdrawn by such stockholder. Stockholders shall not be permitted to cast votes “against” any nominees in a contested election.
(ii)    Other Matters. Except as otherwise provided by law or the Certificate of Incorporation, all matters other than the election of directors shall be decided by the vote of the majority of the voting power of the Voting Stock present in person or represented by proxy at the meeting and entitled to vote (or, where a separate vote by class or series voting as a class is required, a majority of the voting power of the shares of such class or series so present or represented and entitled to vote).
SECTION 2.08.    Inspectors of Election. With respect to each meeting of stockholders, the Board by resolution shall appoint one or more inspectors (who may be officers or employees of the Corporation) to act at and make a written report of the meeting. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act, or if all inspectors or alternates who have been appointed are unable to act, at a meeting of stockholders, the Chairman shall appoint one or more inspectors to act at the meeting.
SECTION 2.09.    Voting List. At least 10 days before every meeting of stockholders, the Secretary shall prepare a complete list of the stockholders entitled to vote at such meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in such stockholder’s name. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.
SECTION 2.10.    Organization. At each meeting of stockholders, the Chairman, if one shall have been elected, or in the Chairman’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairman of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.
SECTION 2.11.    Conduct of Business. The chairman of the meeting shall determine the order of business and the procedures to be followed at the meeting, including the manner of voting and the conduct of the meeting.

ARTICLE III
DIRECTOR NOMINATIONS AND
PROPOSALS OF OTHER BUSINESS; PROXY ACCESS
SECTION 3.01.    Director Nominations and Proposals at Annual Meetings of Stockholders.
(A)    Means to Nominate Directors and Propose Other Business. At an annual meeting of stockholders, persons may be nominated for election as directors of the Corporation and other business to be considered by the stockholders may be proposed only: (i) pursuant to the Notice of Meeting; (ii) by or at the direction of the Board, (iii) by a Proposing Stockholder (as defined below) pursuant to Section 3.01(B); or (iv) by a Nominating Stockholder (as defined below) pursuant to Section 3.02(A). Except as otherwise required by law, any failure to comply with the procedures set forth in this Section 3.01 shall result in the nullification of any such nomination or proposal.
(B)    Proposals by a Proposing Stockholder.
(i)    A stockholder of the Corporation (a “Proposing Stockholder”) may properly bring the nomination of a person for election as a director of the Corporation (a “stockholder nomination”) or other proposed business (“other stockholder business”) before an annual meeting of stockholders if:
(a)    the Proposing Stockholder (1) is a stockholder of record both at the time such stockholder delivers the Notice of Proposal (as defined below) required below and at the time of the annual meeting and (2) is entitled to vote at the annual meeting;
(b)    in the case of other stockholder business, such business is a proper matter for stockholder action in accordance with law, the Certificate of Incorporation and these Bylaws; and
(c)    the Proposing Stockholder provides valid notice of the stockholder nomination or other stockholder business (a “Notice of Proposal”) to the Secretary. To be valid, a Notice of Proposal must be timely, as provided by Section 3.01(B)(ii), and must be in proper form, as provided by Section 3.01(B)(iii).
(ii)    Timeliness. To be timely, a Notice of Proposal must be delivered to the Secretary by registered mail or equivalent means at the principal executive offices of the Corporation not earlier than 5:00 p.m. Eastern Time on the 120th day, and not later than 5:00 p.m. Eastern Time on the 90th day, prior to the first anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is advanced or delayed by more than 30 days from such anniversary date, a Notice of Proposal shall be considered timely if it is delivered not earlier than 5:00 p.m. Eastern Time on the 120th day prior to the date of such annual meeting and not later than 5:00 p.m. Eastern Time on the later of (a) the 90th day prior to the date of such annual meeting and (b) the 10th day following the day on which Public Announcement of the date of such annual meeting is first made by the Corporation. The adjournment or postponement of an annual meeting (or the announcement of such adjournment or postponement) shall not commence a new time period, or extend any time period, for the giving of a Notice of Proposal.
(iii)    Proper Form. To be in proper form, a Notice of Proposal must satisfy the following requirements:
(a)    Any Notice of Proposal must: (1) set forth the name and address of the Proposing Stockholder, as they appear on the Corporation’s books, and of any Proposing Stockholder Associate (as defined below); (2) set forth the class, series and number of shares of stock of the Corporation directly or indirectly owned, of record or beneficially, by the Proposing Stockholder and by any Proposing Stockholder Associate; (3) set forth the identity of any nominee holder for, and the number of, any shares of stock of the Corporation owned beneficially but not of record by the Proposing Stockholder and by any Proposing Stockholder Associate; (4) set forth descriptions of any i) Derivative Instrument (as defined below) directly or indirectly owned, of record or beneficially, by the Proposing Stockholder or any Proposing Stockholder Associate, ii) contract, agreement, arrangement or understanding pursuant to which the Proposing Stockholder or any Proposing Stockholder Associate has a right to vote (or direct the voting of) any shares of stock of the Corporation, iii) Short Interest (as defined below) in any security of the Corporation maintained by the Proposing Stockholder or any Proposing Stockholder Associate, and iv) Hedging Transaction (as defined below) involving the Proposing Stockholder or any Proposing Stockholder Associate; (5) provide a representation that the Proposing Stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting; (6) disclose whether such Proposing Stockholder or any Proposing Stockholder Associate intends or is part of a group that intends to i) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Voting Stock required to approve or adopt the proposal or to elect each nominee or ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination; (7) set forth such other information relating to such Proposing Stockholder or any Proposing Stockholder Associate, or director nominee or proposed business, that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and (8) set forth such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action. If requested by the Corporation, the information required under clauses Section 3.01(B)(iii)(a)(2) and Section 3.01(B)(iii)(a)(4) of the preceding sentence of this Section 3.01 shall be supplemented by such stockholder and any such beneficial owner not later than 10 days after the record date for the meeting to disclose such information as of the record date.
(b)    If a Notice of Proposal relates to a stockholder nomination, it must, in addition to satisfying the requirements of paragraph (a) of this Section 3.01(B)(iii), be accompanied by (1) a Nominee Representation Letter (as defined below) from each nominee identified in such Notice of Proposal and (2) a written consent from each such nominee to be named in the proxy statement as a nominee and to serve as a director of the Corporation, if elected.
(c)    If a Notice of Proposal relates to other stockholder business, it must, in addition to satisfying the requirements of paragraph (a) of this Section 3.01(B)(iii), set forth: (1) a brief description of the proposed business; (2) the text of the proposal or proposed business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these Bylaws, the text of the proposed amendment); (3) the reasons for proposing the business before the meeting; (4) any material interest in the proposed business on the part of the Proposing Stockholder or any Proposing Stockholder Associate; and (5) a description of any contracts, agreements, arrangements or understandings between the Proposing Stockholder, any Proposing Stockholder Associate and any other persons related to the proposed business.
(iv)    Definitions. For purposes of this Section 3.01 and these Bylaws:
“Derivative Instrument” means any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise.
“Hedging Transaction” means any hedging or similar transaction (or series of transactions) entered into by or on behalf of, or any other contract, agreement, arrangement or understanding the effect or intent of which is to increase or decrease the voting power of, a stockholder with respect to any securities of the Corporation.
“Nominee Representation Letter” means a written letter, addressed to the Corporation and signed by a nominee for election to the Board, in which such nominee represents to and agrees with the Corporation that: (i) except as may be disclosed in such letter, such nominee is not and will not become a party to (a) any contract, agreement, arrangement or understanding with, or any commitment or assurance to, any person or entity as to how such nominee, if elected as a director of the Corporation, will act or vote on any issue or question coming before the Board (a “Voting Commitment”) or (b) any contract, agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with candidacy, service or action as a director; (ii) such nominee is not and will not become a party to any Voting Commitment that could limit or interfere with such nominee’s ability to comply, if elected as a director of the Corporation, with his or her fiduciary duties under applicable law; and (iii) such nominee, if elected as a director of the Corporation, will be in compliance and will continue to comply with all applicable publicly disclosed policies and guidelines of the Corporation relating to corporate governance, director resignations, conflicts of interest, confidentiality, stock ownership, securities trading and other such matters. Following its receipt of a Nominee Representation Letter, the Corporation may require such nominee to furnish such other information as may reasonably be required by the Corporation, including but not limited to completing the Corporation’s director nominee questionnaire, containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation.
“Public Announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (“SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act.
“Proposing Stockholder Associate” means (i) any person controlling, directly or indirectly, or acting in concert with, a Proposing Stockholder; (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by a Proposing Stockholder; and (c) any person controlling, controlled by or under common control with such Proposing Stockholder Associate.
A person is deemed to hold a “Short Interest” in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security.
SECTION 3.02.    Proxy Access for Director Nominations at Annual Meetings of Stockholders.
(A)    Generally.
(i)    In connection with an annual meeting of stockholders (but not a special meeting of stockholders), the Corporation shall include in its proxy statement and on its form of proxy the name of any person nominated for election to the Board of Directors (a “Stockholder Nominee”) by a Nominating Stockholder (as defined below), together with any Required Information (as defined below), if the following conditions are met:
(a)    the Stockholder Nominee is identified in a Nomination Notice (as defined below) that the Board has determined satisfies the requirements of this Section 3.02 and has been delivered within the time period required by this Section 3.02;
(b)    the Nomination Notice is submitted by a stockholder or a group of stockholders that the Board has determined satisfies the requirements of this Section 3.02 (such stockholder or group of stockholders, a “Nominating Stockholder”);
(c)    the Nominating Stockholder expressly elects at the time of providing the Nomination Notice to have its nominee included in the Corporation’s proxy materials pursuant to this Section 3.02;
(d)    the Stockholder Nominee satisfies the eligibility and other requirements of this Section 3.02; and
(e)    any additional requirements of these Bylaws are met.
(ii)    For purposes of this Section 3.02, “Required Information” means:
(a)    the information concerning the Stockholder Nominee and the Nominating Stockholder that is required to be disclosed in the Corporation’s proxy statement pursuant to Section 14 of the Exchange Act or other applicable law; and
(b)    if the Nominating Stockholder so elects in the applicable Nomination Notice, a written statement not to exceed 500 words in support of the Stockholder Nominee’s election to the Board (a “Supporting Statement”).
(iii)    The Corporation may include in its proxy statement such other information relating to the nomination of each Stockholder Nominee as the Board may determine, including, without limitation, a statement in opposition to the nomination of the Stockholder Nominee, to any of the information provided by the Nominating Stockholder pursuant to this Section 3.02 and to any solicitation materials or related information with respect to a Stockholder Nominee. The Corporation may solicit against any Stockholder Nominee.
(iv)    Notwithstanding anything to the contrary contained in this Section 3.02, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Stockholder Nominee included in the Nomination Notice, if the Board determines that: (a) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading; (b) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any individual, corporation, partnership, association or other entity, organization or governmental authority; or (c) the inclusion of such information in the proxy statement would otherwise violate Section 14 of the Exchange Act or any other applicable law, rule or regulation.
(v)    For purposes of this Section 3.02, any determination to be made by the Board may be made by the Board, a committee of the Board or any officer of the Corporation designated by the Board or a committee of the Board, in their discretion. Any such determination shall be final and binding on the Corporation, any stockholder, any Nominating Stockholder, any Stockholder Nominee and any other person so long as made in good faith (without any further requirements). The chairman of any annual meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Stockholder Nominee has been nominated in accordance with the requirements of this Section 3.02 and, if not so nominated, shall direct and declare at the meeting that such Stockholder Nominee shall not be considered.
(B)    Maximum Number of Stockholder Nominees.
(i)    The Corporation shall not be required to include in its proxy statement for an annual meeting of stockholders more Stockholder Nominees than that number of directors constituting the greater of two or 20% of the total number of directors of the Corporation serving on the Board on the last day on which a Nomination Notice may be submitted pursuant to Section 3.02(D) (rounded down to the nearest whole number and subject to Section 3.02(B)(ii)) (the “Maximum Number”).
(ii)    Notwithstanding the foregoing, the Maximum Number for a particular annual meeting shall be reduced by: (a) each Stockholder Nominee whose nomination for such meeting is withdrawn by the Nominating Stockholder or who becomes unwilling or unable to serve on the Board and is not validly replaced in accordance with the requirements of this Section 3.02 prior to the deadline for submitting a Nomination Notice; (b) each Stockholder Nominee who the Board determines ceases to satisfy, or each Stockholder Nominee of a Nominating Stockholder that the Board determines ceases to satisfy, the eligibility requirements of this Section 3.02 and is not validly replaced in accordance with the requirements of this Section 3.02 prior to the deadline for submitting a Nomination Notice; (c) each Stockholder Nominee who the Board itself decides to nominate for election at such annual meeting; and (d) the number of incumbent directors who had been Stockholder Nominees at any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting of stockholders is being recommended by the Board. If, after the deadline for submitting a Nomination Notice as set forth in Section 3.02(D), a Nominating Stockholder or a Stockholder Nominee ceases to satisfy the eligibility requirements of this Section 3.02, as determined by the Board, a Nominating Stockholder withdraws its nomination or a Stockholder Nominee becomes unwilling or unable to serve on the Board, whether before or after the mailing or other distribution of the definitive proxy statement, the Corporation: (a) shall not be required to include in its proxy statement or on any ballot or form of proxy the Stockholder Nominee or any successor or replacement Stockholder Nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (b) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Stockholder Nominee will not be included as a Stockholder Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting of stockholders.
(iii)    If the number of Stockholder Nominees nominated by all Nominating Stockholders pursuant to this Section 3.02 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Stockholder Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the number (largest to smallest) of shares of the Corporation’s common stock that each Nominating Stockholder disclosed that it owned in its Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Stockholder Nominee.
(C)    Eligibility of Nominating Stockholder.
(i)    Generally. To qualify as a “Nominating Stockholder,” a stockholder or group of stockholders (as defined below) must:
(a)    have continuously owned (as defined below) at least the Minimum Number (as defined below) (as adjusted for any stock splits, reverse stock splits, stock dividends or similar events) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice; and
(b)    continue to own at least the Minimum Number of shares through the date of the annual meeting of stockholders.
For purposes of this Section 3.02, “Minimum Number” of shares of the Corporation’s common stock means 3% of the number of outstanding shares of common stock of the Corporation as of the most recent date for which such amount is given in any filing by the Corporation with the SEC prior to the submission of the Nomination Notice.

(ii)    Groups of Stockholders. In the case of a Nominating Stockholder that consists of a group of stockholders:
(a)    the number of shares of the Corporation’s common stock owned by the Nominating Stockholder shall be determined by reference to the aggregate number of shares held by the entire group constituting the Nominating Stockholder; provided that in no event may the number of stockholders in a group exceed twenty;
(b)    any and all other requirements and obligations of a single stockholder constituting the Nominating Stockholder shall apply to each other member of such group;
(c)    for purposes of determining the number of stockholders in a group, the following entities shall be treated as one stockholder: (1) funds under common management and investment control; (2) funds under common management and funded primarily by the same employer; and (3) any “group of investment companies” (as defined in the Investment Company Act of 1940, as amended);
(d)    if any stockholder constituting the Nominating Stockholder ceases to satisfy the eligibility requirements of this Section 3.02, as determined by the Board, or withdraws from a group of stockholders constituting the Nominating Stockholder at any time prior to the annual meeting of stockholders, the Nominating Stockholder shall be deemed to own only the shares held by the stockholders remaining in the group; and
(e)    no stockholder shall be permitted to be a member of more than one group constituting a Nominating Stockholder, and if any stockholder appears as a member of more than one group, such stockholder shall be deemed to be a member of only the group that has the largest ownership position as reflected in the applicable Nomination Notices.
Any reference to a “group” or “group of stockholders” in this Section 3.02 refers to any Nominating Stockholder that consists of more than one stockholder and to all the stockholders that make up such Nominating Stockholder.

(iii)     Ownership. For purposes of this Section 3.02, a Nominating Stockholder (or each stockholder of a group constituting a Nominating Stockholder) “owns” only those outstanding shares of the Corporation’s common stock as to which such stockholder possesses both:

(a)    the full voting and investment rights pertaining to such shares; and
(b)    the full economic interest in (including the opportunity for profit from and the risk of loss on) such shares.
The number of shares calculated in accordance with clauses (a) and (b) above shall not include any shares: (1) purchased or sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed; (2) that were entered into short positions or otherwise sold short by such stockholder; (3) borrowed by such stockholder or any of its affiliates for any purpose or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person; or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding capital stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of: i) reducing in any manner, to any extent or at any time in the future, such stockholder’s or any of its affiliates’ full right to vote or direct the voting of any such shares or ii) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of such shares by such stockholder or any of its affiliates.
A stockholder “owns” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares.
A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has delegated any voting power by means of a proxy, power of attorney or other similar instrument or arrangement that is revocable at any time by the stockholder. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has loaned such shares; provided that the stockholder has the power to recall such loaned shares on not more than five business days’ notice.

For purposes of this Section 3.02(C)(iii), the term “affiliate” or “affiliates” has the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.

(D)    Nomination Notice.
(i)    Generally. To nominate a Stockholder Nominee pursuant to this Section 3.02, the Nominating Stockholder must deliver to the Secretary at the principal executive offices of the Corporation, within the time period set forth in

Section 3.02(D)(ii) below, the following information and documents (collectively, the “Nomination Notice”):
(a)    one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period in a form that the Board determines to be acceptable) verifying that, as of a date within seven calendar days prior to the date of the Nomination Notice, the Nominating Stockholder owns, and has continuously owned for the preceding three years, the Minimum Number of shares, and the Nominating Stockholder’s agreement to provide, within five business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Nominating Stockholder’s continuous ownership of the Minimum Number of shares through the record date;
(b)    in the case of a Nominating Stockholder constituting a group of stockholders: (1) a list of the stockholders comprising such group and (2) evidence determined by the Board to be satisfactory demonstrating that such group does not exceed twenty stockholders, including any evidence that any funds qualify as a single stockholder under this Section 3.02;
(c)    an agreement to hold the Minimum Number of shares through the annual meeting and to provide immediate notice if the Nominating Stockholder ceases to own the Minimum Number of shares at any time prior to the date of the annual meeting;
(d)    a Schedule 14N (or any successor form) relating to each Stockholder Nominee, completed and filed with the SEC by the Nominating Stockholder, as applicable, in accordance with SEC rules;
(e)    the written consent of each Stockholder Nominee to be named in the Corporation’s proxy statement, form of proxy and ballot as a Stockholder Nominee and to serve as a director if elected;
(f)    a written notice, in a form deemed satisfactory by the Board, of the nomination of each Stockholder Nominee which includes the following additional information, agreements, representations and warranties by the Nominating Stockholder: (1) the information that would be required to be set forth in a stockholder’s Notice of Proposal pursuant to Section 3.01(B)(iii), including a Nominee Representation Letter (as defined in Section 3.01(B)(iv)); (2) a representation and warranty that the Nominating Stockholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the intent of changing or influencing control of the Corporation; (3) a representation and warranty that the Nominating Stockholder has not nominated and will not nominate for election to the Board at the annual meeting any person other than such Nominating Stockholder’s Stockholder Nominee(s); (4) a representation and warranty that the Nominating Stockholder has not engaged in and will not engage in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Section 14a-1(l)(2)(iv)) with respect to the annual meeting, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the Board; (5) a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Stockholder Nominee at the annual meeting; (6) a representation and warranty that each Stockholder Nominee’s candidacy or, if elected, membership on the Board would not violate the Certificate of Incorporation, these Bylaws, applicable law, rule or regulation or the rules of any stock exchange on which the Corporation’s securities are traded; (7) a representation and warranty that each Stockholder Nominee: i) does not have any direct or indirect relationship with the Corporation that would cause the Stockholder Nominee to be deemed not independent pursuant to the Corporation’s standards in its Guidelines for Corporate Governance and otherwise qualifies as independent under any other standards established by the Corporation and the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded; ii) meets the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded; iii) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule); iv) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); v) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended, or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Stockholder Nominee; and vi) meets the director qualifications set forth in the Corporation’s Guidelines for Corporate Governance and any other standards established by the Corporation; (8) a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 3.02(C); (9) a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 3.02(C) through the date of the annual meeting; (10) a representation as to the Nominating Stockholder’s intentions with respect to continuing to hold the Minimum Number of shares for at least one year following the annual meeting; (11) details of any position of a Stockholder Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates) of the Corporation, and of any other relationship with or financial interest in any competitor, within the three years preceding the submission of the Nomination Notice; (12) if desired, a Supporting Statement; and (13) in the case of a nomination by a Nominating Stockholder comprised of a group, the designation by all stockholders in such group of one stockholder that is authorized to act on behalf of the Nominating Stockholder with respect to matters relating to the nomination, including withdrawal of the nomination;
(g)    an executed agreement, in a form deemed satisfactory by the Board, pursuant to which the Nominating Stockholder (including in the case of a group, each stockholder in that group) agrees: (1) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election; (2) to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Stockholder Nominee with the SEC, to the extent that such filing would be required if such communication were made by or on behalf of the Company; (3) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Stockholder Nominees with the Corporation, its stockholders or any other person in connection with such person’s efforts to elect the Nominating Stockholder’s Stockholder Nominees; (4) to indemnify and hold harmless (jointly with all other stockholders, in the case of a group of stockholders) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Stockholder Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 3.02; (5) in the event that any information included in the Nomination Notice or any other communication by the Nominating Stockholder (including with respect to any stockholder included in a group) with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the Corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission; and (6) in the event that the Nominating Stockholder (including any stockholder in a group) has failed to continue to satisfy the eligibility requirements described in Section 3.02(C), to promptly notify the Corporation; and
(h)    an executed agreement, in a form deemed satisfactory by the Board, by each Stockholder Nominee: (1) to provide to the Corporation such other information and certifications, including completion of the Corporation’s director nominee questionnaire, as the Corporation may reasonably request and (2) at the reasonable request of the Board, any committee or any person employed by the Corporation, to meet with the Board, any committee or any person employed by the Corporation to discuss matters relating to the nomination of such Stockholder Nominee to the Board, including the information provided by such Stockholder Nominee to the Corporation in connection with his or her nomination and such Stockholder Nominee’s eligibility to serve as a member of the Board.
The information and documents required by this Section 3.02(D) to be provided by the Nominating Stockholder shall be: (1) provided with respect to and executed by each stockholder in the group in the case of a Nominating Stockholder comprised of a group of stockholders and (2) provided with respect to the persons specified in Instructions 1 and 2 to Items 6(c) and (d) of Schedule 14N (or any successor item) i) in the case of a Nominating Stockholder that is an entity and ii) in the case of a Nominating Stockholder that is a group that includes one or more stockholders that are entities.

(ii)    Timeliness.
(a)    In order to be timely, a Nomination Notice must be delivered to the Secretary no less than 120 days nor more than 150 days prior to the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting of stockholders; provided, however, that if (and only if) the annual meeting of stockholders is not scheduled to be held within a period that commences 30 days before and concludes 30 days after the first anniversary date of the preceding year’s annual meeting of stockholders (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed (in no event shall the adjournment or postponement of an annual meeting, or the Public Announcement thereof, commence a new time period (or extend any time period) for the giving of the Nomination Notice); and
(b)    a Nomination Notice shall be deemed submitted on the date on which all of the information and documents referred to in this Section 3.02(D) (other than such information and documents expressly contemplated to be provided after the date the Nomination Notice is provided) have been delivered to and received by the Secretary.
(E)    Exceptions. Notwithstanding anything to the contrary contained in this Section 3.02, the Corporation may omit from its proxy statement any Stockholder Nominee and any information concerning such Stockholder Nominee (including a Nominating Stockholder’s Supporting Statement) and no vote on such Stockholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Stockholder Nominee, if:
(i)    the Corporation receives a Notice of Proposal pursuant to the requirements set forth in Section 3.01(A) that a Proposing Stockholder intends to bring a stockholder nomination at the annual meeting, whether or not such Notice of Proposal is subsequently withdrawn or made the subject of a settlement with the Corporation;
(ii)    the Nominating Stockholder (or, in the case of a Nominating Stockholder consisting of a group of stockholders, the stockholder that is authorized to act on behalf of the Nominating Stockholder), or any qualified representative thereof, does not appear at the annual meeting to present the nomination submitted pursuant to this Section 3.02, the Nominating Stockholder withdraws its nomination or the chairman of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 3.02 and shall therefore be disregarded;
(iii)    the Board determines that such Stockholder Nominee’s nomination or election to the Board would result in the Corporation violating or failing to be in compliance with these the Certificate of Incorporation, these Bylaws or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s securities are traded; and
(iv)    (a) such Stockholder Nominee was nominated for election to the Board pursuant to this Section 3.02 at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew from or became ineligible, unwilling or unavailable to be elected at such annual meeting or received a vote of less than 25% of the shares of common stock cast in favor of such Stockholder Nominee; (b) such Stockholder Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of

Section 8 of the Clayton Antitrust Act of 1914, as amended; or (c) the Corporation is notified, or the Board determines, that the Nominating Stockholder or such Stockholder Nominee has failed to continue to satisfy the eligibility requirements described in Section 3.02(C), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Stockholder Nominee becomes unwilling or unable to serve on the Board or any material violation or breach occurs of any of the obligations, agreements, representations or warranties of the Nominating Stockholder or such Stockholder Nominee under this Section 3.02.
SECTION 3.03.    Nominations and Proposals at Special Meetings of Stockholders.
(A)    Means to Nominate Directors and Propose Other Business.
(i)    Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Notice of Meeting.
(ii)    At any special meeting of stockholders at which directors are to elected pursuant to the Notice of Meeting, nominations of persons for election as directors at such meeting may be made: (a) pursuant to Section 2.03; (b) pursuant to the Notice of Meeting; (c) by or at the direction of the Board; or (d) by any stockholder of the Corporation who is a stockholder of record both at the time such stockholder delivers the Notice of Proposal required by this Section 3.03 and at the time of the special meeting, is entitled to vote at the special meeting and complies with the notice procedures set forth in this Section 3.03.
(iii)    If the Corporation calls a special meeting of stockholders pursuant to Section 2.03(A) for the purpose of electing one or more directors of the Corporation, any such stockholder may nominate a person for election to any such position on the Board as specified in the Notice of Meeting, if such stockholder delivers a Notice of Proposal satisfying the requirements of Section 3.01(B)(iii)(a) to the Secretary at the principal executive offices of the Corporation not earlier than 5:00 p.m. Eastern Time on the 120th day prior to the date of such special meeting and not later than 5:00 p.m. Eastern Time on the 90th day prior to the date of such special meeting (or, if the first Public Announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, not later than 5:00 p.m. Eastern Time on the 10th day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such special meeting). The adjournment or postponement of a special meeting (or the announcement of such adjournment or postponement) shall not commence a new time period, or extend any time period, for the giving of a Notice of Proposal as provided in this Section 3.03.

(B)    Verification of Stockholder-Submitted Information. If any information set forth in or accompanying a Notice of Proposal shall be, in the Board’s sole judgment, inaccurate or incomplete, the Board may deem such Notice of Proposal not to have been delivered in accordance with this Article III. Upon written request by the Secretary, any Proposing Stockholder shall provide, within five business days of the Secretary’s delivery of such request (or such other period as may be specified in such request): (i) written verification, satisfactory, in the Board’s sole judgment, to demonstrate the accuracy of any information set forth in or accompanying such stockholder’s Notice of Proposal and (ii) a written update of any information set forth in or accompanying such stockholder’s Notice of Proposal.
(C)    Satisfaction of Procedural Requirements. Only such individuals who are nominated in accordance with the procedures set forth in this Article III shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Article III. The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Article III and, if any proposed nomination or other business is not in accordance with this Article III, to declare that such nomination or proposal is defective and therefore shall be disregarded.
(D)    Other Requirements and Rights. The provisions of this Article III are in addition to the applicable requirements of the Exchange Act and shall apply to any proposal by a stockholder to nominate a director or propose other business pursuant to these Bylaws, regardless whether such proposal will be included in the Corporation’s proxy statement. Accordingly, notwithstanding the foregoing provisions of this Article III, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act with respect to the matters set forth in this Article III. Notwithstanding anything to the contrary, nothing in this Article III shall be deemed to affect any rights of a stockholder to request inclusion of a proposal in, or the Corporation’s right to exclude a proposal from, the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision), and the notice requirements set forth herein with respect to the proposal of any business other than a nomination shall be deemed satisfied by a stockholder if such stockholder has submitted a proposal to the Corporation pursuant to and in compliance with Rule 14a-8 under the Exchange Act.
ARTICLE IV
BOARD OF DIRECTORS
SECTION 4.01.    General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and duties expressly conferred upon the Board by these Bylaws, the Board may exercise all such powers of the Corporation as are not reserved to the stockholders of the Corporation pursuant to law, the Certificate of Incorporation or these Bylaws.
SECTION 4.02.    Number and Tenure. The number of directors constituting the Board shall be consistent with the provisions of the Certificate of Incorporation and shall be fixed from time to time by resolution of the Board. A director may resign from the Board at any time by delivering written notice to the Secretary. Such resignation shall be effective at the time specified therein (or, if no time is specified, upon receipt by the Secretary); provided, that, if so specified in such resignation or so provided by the Corporation’s Guidelines for Corporate Governance or other Board-adopted policy in effect from time to time, the effectiveness of a director’s resignation may be conditioned upon its acceptance by the Board.
SECTION 4.03.    Board Leadership. The Board shall annually elect one of its members to be the Chairman and shall fill any vacancy in the position of the Chairman at such time and in such manner as the Board shall determine. The Chairman may, but need not be, an officer of or otherwise employed by the Corporation. If the Chairman is an officer of, or is otherwise employed by, the Corporation, the Board also shall annually elect one of its members to act as lead director (the “Lead Director”). In order to be eligible for election as Lead Director, a director must have been determined by the Board to be “independent” for purposes of the New York Stock Exchange listed company rules.
SECTION 4.04.    Meetings.
(A)    Regular meetings of the Board may be held at such places and times as shall be determined by resolution of the Board.
(B)    Special meetings of the Board may be called by: (i) the Chairman (or the Lead Director, if applicable) or, if the Chairman (or the Lead Director, if applicable) is incapacitated or otherwise unable to act, the General Counsel or any member of the Executive Committee or (ii) any three or more directors, by means of a written notice delivered to the Secretary.
(C)    Directors may participate in a meeting of the Board by means of conference telephone or similar communications equipment permitting all persons participating in the meeting to speak to and hear one another, and such telephonic or similar participation shall constitute presence at the meeting.
(D)    Unless otherwise determined by the Board, the Secretary shall act as the secretary of each meeting of the Board.
SECTION 4.05.    Notice. The resolution of the Board setting the place and time of a regular meeting shall constitute notice of such regular meeting. Notice of any special meeting shall be delivered to each director, personally or by mail, telecopy, e-mail or telephone (including, without limitation, by telephonic message to a representative of the director or to the director’s electronic voice-mail system), at least 24 hours in advance of the meeting. Notwithstanding the foregoing, a meeting of the Board may be held at any time without notice if all the directors are present, or if those not present waive notice of the meeting, either before or after the meeting, in accordance with Section 9.04 of these Bylaws.
SECTION 4.06.    Quorum. At all meetings of the Board, a majority of the total number of directors shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise provided by law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting of the Board, the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board may transact any business which might have been transacted at the original meeting.
SECTION 4.07.    Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all directors consent to such action in writing, including by electronic transmission. The Secretary shall record any such writing or electronic transmission with the minutes of proceedings of the Board.
SECTION 4.08.    Committees of the Board.
(A)    Establishment of Executive Committee. The Board shall establish, maintain and elect the members of an Executive Committee, composed of the Chairman or Lead Director, as the case may be, and such other directors as the Board may determine from time to time. Except as provided hereinafter or in resolutions of the Board, the Executive Committee shall have, and may exercise when the Board is not in session, all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. The Executive Committee shall not, however, have power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the provisions of the Delaware General Corporation Law to be submitted to stockholders for approval; (ii) adopting, amending or repealing any bylaws of the Corporation; (iii) electing or appointing the Chairman or Lead Director, as the case may be, of the Corporation; or (iv) declaring a dividend.

(B)    Establishment of Other Committees. The Board shall establish, maintain and elect the members of an Audit Committee, a Compensation Committee and a Directors and Governance Committee, each including a chair and having such number of members as the Board shall determine. Subject to law, each of these committees shall have such powers, authority and duties as may be set forth in its charter or otherwise determined by the Board. The Board also may establish from time to time such other committees as it deems desirable, in each case having such members and, subject to law, such powers, authority and duties, as may be determined by the Board.

(C)    Acts of Committees. All acts done by any committee within the scope of its powers and authority pursuant to its charter (if applicable), these Bylaws and any applicable resolutions of the Board shall be deemed to be, and may be certified as being, done under the authority and in the name of the Board. The Executive Committee shall report to each regular meeting and, if directed, to each special meeting of the Board all action taken by such committee subsequent to the date of its last report. All other committees shall report to the Board on a regular basis.
(D)    Tenure of Committee Members. Each member of a committee shall serve as such until (i) he or she ceases to be a member of the Board; (ii) the Board accepts his or her resignation from, or terminates his or her membership on, the committee; or (iii) the committee is dissolved by resolution of the Board.
(E)    Notice of Committee Meetings. The resolution of the Board setting the place and time of a regular meeting of a committee shall constitute notice of the meeting. In addition, any committee may hold a special meeting at such time(s) and place(s) as shall be specified in a notice to all members by (i) the committee chair; (ii) a majority of the committee members; or (iii) when instructed to do so by either of the foregoing, the Secretary or the secretary of such committee. Notice of any special meeting shall be delivered to each committee member, personally or by mail, telecopy, e-mail or telephone (including, without limitation, by telephonic message to a representative of the director or to the director’s electronic voice-mail system), at least 24 hours in advance of the meeting. Notwithstanding the foregoing, a meeting of a committee may be held at any time without notice if all the members are present, or if those not present waive notice of the meeting, either before or after the meeting, in accordance with Section 9.04 of these Bylaws. Members of a committee may participate in a meeting of the committee by means of conference telephone or similar communications equipment permitting all persons participating in the meeting to speak to and hear one another, and such telephonic or similar participation shall constitute presence at the meeting.
(F)    Quorum and Voting at Committee Meetings. At any meeting of a committee, a majority of the members shall be necessary and sufficient to constitute a quorum for the transaction of business. In the absence or disqualification of a member of a committee, the members present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board who is qualified to serve under the rules of the New York Stock Exchange to act at the meeting in the place of such absent or disqualified member. The act of a majority of the members present at any meeting at which there is a quorum shall be the act of the committee, except as may be otherwise provided by law, the Certificate of Incorporation or these Bylaws. Any action required or permitted to be taken at any meeting of a committee may be taken without a meeting if all members of the committee consent to such action in writing and such writing is filed with the minutes of proceedings of the committee.
SECTION 4.09.    Compensation of Directors. The Board may provide for reimbursement of directors for the expenses they incur in attending meetings of the Board and compensation of directors for their service on the Board.

ARTICLE V
OFFICERS OF THE CORPORATION
SECTION 5.01.    General. The Board shall appoint the officers of the Corporation, who shall include: a Chief Executive Officer (the “CEO”); a President; a Chief Financial Officer; a General Counsel; a Treasurer; a Controller; a Secretary; and such other officers as the Board may determine to be necessary or desirable (including, without limitation, one or more Vice Chairmen, Executive Vice Presidents, Senior Vice Presidents or Vice Presidents). Subject to the specific provisions of this Article V, all officers shall have such powers and duties as generally pertain to their respective offices or as may be conferred by the Board. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws.

SECTION 5.02.    Appointment and Term of Office. The officers of the Corporation shall be appointed annually by the Board at, or as soon as practicable after, the regular meeting of the Board immediately following the annual meeting of stockholders. Each officer shall hold office until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. The Board may remove any officer at any time, with or without cause. Any officer who may be elected or appointed by the Executive Committee may also be removed at any time, with or without cause by said committee. Any officer may resign at any time by giving notice to the Board in writing, including by electronic transmission. The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
SECTION 5.03.    Chief Executive Officer. The CEO shall supervise, coordinate and manage the business and activities, as well as the operating expenses and capital allocation, of the Corporation. The CEO shall have general authority to exercise all the powers necessary for the chief executive officer of the Corporation and shall perform such other duties and have such other powers as may be prescribed by the Board or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board.
SECTION 5.04.    President. The President shall have general authority to exercise all the powers necessary for the president of the Corporation and shall perform such other duties and have such other powers as may be prescribed by the Board or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board and the CEO.
SECTION 5.05.    Chief Financial Officer. The Chief Financial Officer shall have responsibility for the financial affairs of the Corporation and shall exercise supervisory responsibility for the performance of the duties of the Treasurer and the Controller. The Chief Financial Officer shall perform such other duties and have such other powers as may be prescribed by the Board or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board and the CEO.

SECTION 5.06.    General Counsel. The General Counsel shall have responsibility for the legal affairs of the Corporation. The General Counsel shall perform such other duties and have such other powers as may be prescribed by the Board or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board and the CEO.
SECTION 5.07.    Vacancies. A newly created office and a vacancy in any office because of death, resignation or removal may be filled by the Board for the unexpired portion of the relevant term at any meeting of the Board.
ARTICLE VI
INDEMNIFICATION
SECTION 6.01.    Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that, on or after May 21, 1987, he or she is serving or had served as a director, officer or employee of the Corporation or, while serving as such director, officer or employee, is serving or had served at the request of the Corporation as a director, officer, employee or agent of, or in any other capacity with respect to, another corporation or a partnership, joint venture, trust or other entity or enterprise, including service with respect to employee benefit plans (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer or employee of the Corporation, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by Delaware law, as the same exists or may hereafter be changed or amended (but, in the case of any such change or amendment, only to the extent that such change or amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by an indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer or employee of the Corporation and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, that except as provided in Section 6.03 hereof with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Article VI shall be a contract right.
SECTION 6.02.    Advancement of Expenses. An indemnitee who is a director or officer of the Corporation, and any other indemnitee to the extent authorized from time to time by the Board, shall have the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter, an “advancement of expenses”); provided, that if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter, a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article VI or otherwise.
SECTION 6.03.    Right of Indemnitee to Bring Suit. If a claim under Section 6.01 or Section 6.02 is not paid in full by the Corporation within 60 days (in the case of Section 6.01) or 20 days (in the case of Section 6.02) after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (A) any suit brought by the indemnitee to enforce a right to indemnification hereunder (other than a suit brought by the indemnitee to enforce a right to an advancement of expenses), it shall be a defense that, and (B) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors, independent legal counsel or stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to the action. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI or otherwise shall be on the Corporation.
SECTION 6.04.    Indemnification of Agents of the Corporation. The Corporation may, to the extent authorized by the Board, grant to any agent of the Corporation rights to indemnification (and, to the extent authorized by the Board, rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition) up to the fullest extent of the provisions of this Article VI that provide for indemnification and advancement of expenses.
SECTION 6.05.    Non-Exclusivity of Rights. The right to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire pursuant to law, the Certificate of Incorporation, these Bylaws, contractual agreement, vote of the stockholders or disinterested directors, or otherwise.

SECTION 6.06.    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.
SECTION 6.07.    Survival of Prior Indemnification Provisions; Effect of Subsequent Change on Existing Rights. Nothing contained in this Article VI shall be construed as altering or eliminating the rights to indemnification existing, or based upon service by an indemnitee, prior to May 21, 1987. Any repeal or modification of this Article VI shall not adversely affect any right or protection of an indemnitee existing at the time of such repeal or modification.
ARTICLE VII
CONTRACTS, PROXIES AND OTHER INSTRUMENTS
SECTION 7.01.    Contracts and Other Instruments. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Corporation by such officer or officers of the Corporation as the Board or the Executive Committee by resolution, may from time to time direct (including via any written approval policies of the Corporation as in effect from time to time). Such authority may be general or confined to specific instances, as the Board or the Executive Committee may determine.
SECTION 7.02.    Proxies. Unless otherwise provided by resolution of the Board, the CEO or the President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation or entity, at meetings of the holders of the stock or other securities of such other corporation or entity, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation or entity, and may instruct the person or persons so appointed as to the manner of casting such vote or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation, under its corporate seal or otherwise, all such written proxies or other instruments as such attorney(s) or agent(s) may deem necessary or proper.
ARTICLE VIII
CAPITAL STOCK
SECTION 8.01.    Stock Certificates; Uncertificated Shares. The ownership interest of each stockholder of record of the Corporation shall be evidenced by one or more certificates representing shares of stock, in such form as the appropriate officers of the Corporation may prescribe; provided, that the Board may provide by resolution that, to the extent permitted by applicable law, the Corporation shall adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving any issuance of certificates. Any such resolution that shares of a class or series will only be uncertificated shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Except as otherwise required by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Every holder of stock represented by certificate(s) shall be entitled to have such certificate(s) signed, countersigned and registered in such manner as the proper officers or agents of the Corporation may determine in accordance with law. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a stock certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
SECTION 8.02.    Stock Transfers. The shares of the stock of the Corporation represented by certificates shall be transferred on the books of the Corporation by the holder thereof in person or by his attorney, upon surrender for cancellation of certificates representing the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be canceled and issuance of new equivalent uncertificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the Corporation.
SECTION 8.03.    Authority for Additional Rules Regarding Transfer. The Board shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation.
SECTION 8.04.    Lost or Destroyed Certificates. No new certificate(s) for shares of stock in the Corporation or uncertificated shares of stock in the Corporation shall be issued in place of any certificate(s) alleged to have been lost, destroyed or stolen, except upon the making of an affidavit of such loss, destruction or theft by the person making the allegation; and the Board may require, as a condition precedent to the issuance of any such new certificate(s), that the person requesting such new certificate(s) deliver to the Corporation a bond of indemnity in such amount, having such terms and secured by such surety, as the Board or a duly authorized officer of the Corporation may determine is appropriate.
SECTION 8.05.    Recognition of Holders of Record. The Corporation shall be entitled to treat the holder of record of any share or shares of capital stock of the Corporation as the holder in fact of such share(s). Accordingly, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share(s) on the part of any other person, whether or not it has actual or other notice thereof, except as otherwise provided by law.

ARTICLE IX
MISCELLANEOUS
SECTION 9.01.    Inspection of Books. The Board or the Executive Committee shall determine whether and under what conditions the accounts and books of the Corporation (except such as may by statute be specifically open to inspection), shall be open to the inspection of stockholders.
SECTION 9.02.    Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation and shall otherwise be in such form as may be approved from time to time by the Board, by any officer of the Corporation so authorized by the Board or by the Executive Committee by resolution.
SECTION 9.03.    Fiscal Year. The fiscal year of the Corporation shall be the calendar year, unless otherwise specified by resolution of the Board.
SECTION 9.04.    Waiver of Notice. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the Delaware General Corporation Law, a waiver thereof in writing, signed by the person(s) entitled to such notice, or a waiver by electronic transmission by the person(s) entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or any meeting of the Board or committee thereof need be specified in any waiver of notice of such meeting.
SECTION 9.05.    Dividends. The Board may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by the Delaware General Corporation Law and the Certificate of Incorporation.
SECTION 9.06.    Fixing of Record Date and Other Lawful Matters. In order to determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed by the Board, the record date for determining stockholders for any such purpose shall be at 5:00 p.m. Eastern Time on the day on which the Board adopts the resolution relating thereto.

ARTICLE X
AMENDMENTS
These Bylaws may be amended or repealed, in whole or in part, by the stockholders of the Corporation or by the Board, in each case at a meeting thereof; provided, that notice of such proposed amendment or repeal is contained in the notice of such meeting of stockholders or in the notice of such meeting of the Board and, in the latter case, such notice is given not less than 24 hours prior to the meeting. Unless a higher percentage is required by the Certificate of Incorporation as to any matter which is the subject of these Bylaws, all such amendments or repeals must be approved by either the holders of a majority of the voting power of the Voting Stock or by a majority of the Board.

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